EXHIBIT 23.1

GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
certified public accountants & business consultants

The Board of Directors
M.C.F.T.Y. National
4894 Lone Mountain Road
Las Vegas, Nevada 89130

Independent Auditor's Consent

We consent to the inclusion in this Registration Statement on Form SB-2 of the Report dated June 14, 2002 with respect to our audits of the financial statements of M.C.F.T.Y. National as of December 31, 2000 and 2001 and for the years then ended, as well as our audit of the financial statements of M.C.F.T.Y. National as of March 31, 2002 and for the three months then ended. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Dated: June 14, 2002

/s/GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
GODELS, SOLOMON, BARBER & COMPANY, L.L.C.
770 FIRST AVENUE NORTH
ST. PETERSBURG, FLORIDA 33701

TELEPHONE: (727) 896-2111
FAX: (727) 896-2208